Exhibit 10.19

AMENDMENT NO. 2 TO SECURED CONVERTIBLE DEBENTURE AND CONSENT

THIS AMENDMENT NO. 2 TO SECURED CONVERTIBLE DEBENTURE AND CONSENT (the “Amendment”) is made as of January 20, 2004, by and between AEROGEN, INC., a Delaware corporation (the “Borrower”) and SF CAPITAL PARTNERS, LTD., or its registered assigns (the “Holder”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Debenture and Purchase Agreement (each as defined below);

WHEREAS, the Borrower issued Secured Convertible Debentures dated September 9, 2003 and amended January 7, 2004 (the “First Debenture”) and November 3, 2003 (together with the First Debenture, the “Debentures”) to the Holder, and warrants dated September 9, 2003 and November 3, 2003 (the “Warrants”) pursuant to that certain Loan and Securities Purchase Agreement, dated as of September 9, 2003, as amended by that certain Amendment dated January 7, 2004, executed by and between the Borrower and the Holder (as so amended, the “Purchase Agreement”);

WHEREAS, the Borrower is in the process of obtaining bridge financing in an aggregate principal amount of $500,000 (“Bridge Financing”) on the terms and conditions set forth in that certain term sheet by and among the Borrower and the Lender named therein (the “Bridge Lender”), and attached as Exhibit A hereto (the “Bridge Term Sheet”);

WHEREAS, in order to effect the Bridge Financing, the Borrower has requested that the Holder consent to: (1) the Borrower’s incurrence of the Indebtedness resulting from the Bridge Financing; (2) the Borrower’s grant of a Security Interest in the Collateral to secure the Borrower’s obligations to the Bridge Lender (the “Bridge Security Interest”); and (3) extend the maturity date of the Debenture to March 1, 2004, and the Holder is willing to so consent, based on the representations, and subject to the terms and conditions, set forth in this Amendment;

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, each of the Borrower and the Holder agree as follows:

1.             Consent.

1.1          The Holder hereby consents to the Borrower’s incurrence of the Indebtedness resulting from the Bridge Financing in accordance with the terms set forth in the Bridge Term Sheet.  Borrower acknowledges that if it issues Common Stock or Common Stock Equivalents in the Bridge Financing with an Effective Price less than Holder’s relevant Conversion Price or Exercise Price, it shall result in an adjustment to the Holder’s applicable Conversion Price and Exercise Price as provided in Section 12(c) of the Debentures and Section 9(c) of the Warrants.

1.2          The Holder hereby consents to the Borrower’s grant of the Bridge Security Interest in accordance with the terms set forth in the Bridge Term Sheet.  The Holder hereby acknowledges and confirms that, irrespective of the order, time, or method of the creation, attachment, or perfection of any Liens on the Collateral by the Holder or the Bridge Lender, the Liens in the Collateral to be granted by the Borrower in favor of the Bridge Lender pursuant to the Bridge Financing documents shall under all circumstances be pari passu with the Liens granted by the Borrower to the Holder pursuant to the Security Agreements.  Actions with respect to any Collateral shall be controlled by the holder of a majority in interest of all Indebtedness owed by the Company to Holder under the Debentures and to Bridge Lender from the Bridge Financing, and any proceeds from the foreclosure and sale of Collateral shall be divided between Holder and Bridge Lender on a pro rata basis.

Notwithstanding anything to the contrary in the Purchase Agreement or any other Transaction Document, the Holder hereby acknowledges and confirms that neither the Borrower’s incurrence of the Indebtedness resulting from the Bridge Financing nor the Borrower’s grant of the Bridge Security Interest in favor of the Bridge Lender shall result in an Event of Default (as defined in the Debentures) under the Purchase Agreement, the Debentures or any other Transaction Document.

2.             Amendment.  The Debentures and Purchase Agreement are amended as follows:

2.1          The Maturity Date of the First Debenture is amended from January 15, 2004 to March 1, 2004.

2.2          The reference to January 15, 2004 in the definition of Debenture in Section 1.1 of the Purchase Agreement, as amended, shall now be March 1, 2004.

3.             Waiver.  Holder waives any default or breach by Borrower of the Debentures, Purchase Agreement or related agreements for failure to repay the Debentures prior to this Amendment.

4.             Interest.  Interest on the Debentures will continue to accrue through March 1, 2004.

5.             Termination.  This Amendment will be null and void if the Bridge Financing has not closed on the terms and conditions set forth in the Bridge Term Sheet by January 26, 2004.

6.             Counterpart.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT as of the date set forth in the first paragraph hereof.

BORROWER:		HOLDER:

AEROGEN, INC.		SF CAPITAL PARTNERS, LTD.

By:	/s/ Jane Shaw	By:	/s/ Brian Davidson
	Jane Shaw		Brian Davidson
	Chief Executive Officer		Authorized Signatory

EXHIBIT A

BRIDGE TERM SHEET

SUMMARY OF PROPOSED TERMS

Issuer	Aerogen Inc. (“Aerogen” or the “Company”).

Issue	Secured Convertible Note (the “Note”).

Amount	$500,000.

Coupon	10% per annum, payable upon maturity, in cash, unless converted pursuant to the Conversion provision below.

Security

The Note will be secured by all tangible and intangible assets of the Company currently securing the Company’s debt to SF Capital Partners, Ltd. (the “SF Capital debt”).  The Note and related security interest will be parri passu to the SF Capital debt, subject to the consent of SF Capital.

Maturity	March 1, 2004.

Investors	Carpenter 1983 Family Trust (the “Investor”).

Conversion

The principal amount of the Note, together with accrued and unpaid interest, will be convertible at Investor’s option, at any time prior to repayment, into common stock at a fixed price per share (the “Conversion Price”) equal to the 5-day average closing bid price of the Company’s Common Stock ending on the date the parties execute the Purchase Agreement (defined below).

Early Repayment

The Company shall have the right to repay the Note in full or in part, prior to maturity, provided that the Company: (i) gives the Investor at least 10 business days irrevocable notice prior to such prepayment, (ii) pays the Investor 110% of the original principal amount of the Note to be prepaid, and (iii) provides the same prepayment notice to SF Capital on a pro rata basis.  Any prepayment to be made pursuant to the Sale of Assets provision below shall be contingent upon the closing of the asset sale transaction.

Registration

The Company will agree to file a registration statement covering all shares underlying the Note and Warrant (defined below) within 120 days of closing and will use its best efforts to have the registration statement declared effective within 210 days of closing.  If the Company fails to file the registration statement within 120 days of closing, a 1% per month cash penalty will accrue for the first thirty days thereafter, and then 2% per month thereafter.  The Company will keep the registration statement effective until all underlying shares have been sold, or can be sold pursuant to Rule 144k.

Change of Control	Investor will have the right to put the Note to the Company at 110% of par plus any accrued and unpaid interest in the event of a change of control or default, as defined in the definitive documents.

Warrant

The Company will issue a warrant (the “Warrant”) to purchase 50 percent of the number of shares of common stock that could be purchased upon conversion of the face amount of the Note.  The Warrant will have a 4-year life and will be subject to cashless exercise.  The exercise price (“Warrant Exercise Price”) will be the same as the Conversion Price.  The Warrant will not be exercisable until six months plus one day after the date of issuance.  The shares underlying the Warrant will be subject to the same registration requirements as the Note.

Covenants	No dividends or share repurchases.

Sale of Assets

Investor will agree to release its security interest in any proposed asset sale by the Company for at least fair value as determined in good faith by the Company’s Board of Directors.  In connection with such sale transaction, the Company shall offer to prepay the Note in full pursuant to the Early Repayment provision above after the closing of such sale transaction; provided, however, if such sale results in proceeds to the Company of less than the amount required to pay the Note and the SF Capital debt in full (including accrued interest) pursuant to the Early Repayment provision, the Company shall offer to prepay the Note and the SF Capital debt in an amount equal to fifty percent of the proceeds from such sale transaction.

Expenses	The Company and the Investor will bear their own expenses related to the transaction, including legal fees.

Other

Usual and customary items including reps and warranties, satisfactory completion of due diligence, documentation, etc. to be provided in a loan and securities purchase agreement (the “Purchase Agreement”) to be drafted by counsel to the Company in a format substantially based on the documents used in the SF Capital transaction.

Short Sales

The Investor hereby agrees that neither the Investor nor any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) will, directly or indirectly, make any short sale or grant any rights with respect to the Common Stock of the Company or direct any third party to do the same, from the date of signing of this Summary of Proposed Terms to the closing.

Confidentiality

This Summary of Proposed Terms, including the existence of it, is material nonpublic information of the Company.  The Investor shall maintain in strict confidence all of the Company’s material nonpublic information until such material nonpublic information has been publicly disseminated by the Company.  The Investor shall not use such information in violation of any federal securities laws.

Except for the above provisions entitled “Short Sales” and “Confidentiality,” which is expressly agreed by the Investor and the Company to be binding upon execution of this Summary of Proposed Terms, this Summary of Proposed Terms is not intended as a legally binding commitment by the Company or the Investor.

IN WITNESS WHEREOF, the undersigned have caused this Summary of Proposed Terms to be executed as of the date written below.

INVESTOR:

Carpenter 1983 Family Trust UA

By:
Jane E. Shaw, Ph.D., Trustee

AEROGEN, INC.

By:
Name: Robert S. Breuil
Title: CFO and V.P., Corporate Development

Dated:  January       , 2004